UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 22, 2014

ROSS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

5130 Hacienda Drive, Dublin, California 94568
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ROSS STORES, INC.	5130 Hacienda Drive, Dublin, California 94568	(925) 965-4400

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of Chief Financial Officer. On January 22, 2014, the Ross Stores, Inc. (the “Company”) Board of Directors appointed Michael Hartshorn as the Company’s Chief Financial Officer, effective February 2, 2014. Effective at the same time, Mr. Hartshorn was also appointed principal financial officer and principal accounting officer of the Company. Mr. Hartshorn, age 46, joined the Company in 2000 and has served in various positions with increasing responsibility, most recently serving as the Company’s Senior Vice President and Deputy CFO since January 2012, and before that serving as Group Vice President, Finance & Treasurer from March 2011 and as Vice President, Financial Planning & Treasurer from April 2006. Mr. Hartshorn received his BS in Accountancy from the University of Missouri in 1990.

In connection with his appointment as Chief Financial Officer, Mr. Hartshorn will (i) enter into a new employment agreement with the Company, in a form substantially consistent with the employment agreements of other executive officers of the Company, covering a period expiring in 2018 and providing him an annual salary of $560,000, and (ii) receive a restricted stock grant at a dollar value of $300,000, subject to vesting in March 2019.

Effective February 2, 2014, John Call, currently Group Senior Vice President, Chief Financial Officer and Corporate Secretary, will cease to serve as Chief Financial Officer and the other positions that are transitioned to Mr. Hartshorn. Mr. Call has been the Company’s Chief Financial Officer since 1997. He will remain Group Senior Vice President and Corporate Secretary.

On January 28, 2014, the Company issued a press release regarding this transition. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

              (c)       Exhibits.

Exhibit
No.	Description
99.1	January 28, 2014 Press Release by Ross Stores, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2014

ROSS STORES, INC.
Registrant

By:	/s/K. Jew
Ken Jew
Group Vice President, Corporate Counsel and Assistant
Corporate Secretary